EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-954-1100

john.mills@icrinc.com

Cutera® Reports Second Quarter 2008 Results

41% International Revenue Growth; $3.5 Million Cash Generated From Operations.

BRISBANE, Calif., August 4, 2008 — Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today reported financial results for the second quarter ended June 30, 2008.

Second quarter 2008 revenue increased 4% to $24.8 million, from $23.9 million in the same period last year. International revenue for the second quarter of 2008 increased 41% compared to the second quarter of 2007, and U.S. revenue declined 18% when compared to the same period last year. Cutera generated $0.05 of earnings per diluted share, and cash from operations was $3.5 million. As of June 30, 2008, the company had $107.8 million in cash, marketable securities and long-term investments - with no debt.

“We are pleased to have returned to revenue growth and profitability during this challenging economic period, and are particularly pleased with our continued growth internationally as well as our overall increase in Service and Titan refill revenue,” said Kevin Connors, President and CEO.

“U.S. revenue for the second quarter of 2008 was sequentially flat compared to the first quarter of 2008, but declined compared to the year ago quarter. We believe this decline was primarily driven by an economic slowdown which caused physicians to delay their decision to make capital equipment purchases. To manage our business through this uncertain environment, we recently implemented expense reduction measures with a focus of bringing expenses in line with current revenue levels. These initiatives are expected to improve our operating margins and help us achieve higher profitability.”

He added, “Our Pearl Fractional development efforts are continuing to produce positive clinical results, and patient responses are exceeding our expectations. This new device, designed to improve pronounced wrinkles by targeting the deep dermal layer, would enable us to compete in the expanding fractional ablative market. FDA approval is pending, and we plan to start commercial shipments within the next ninety days.”

Mr. Connors concluded, “Our business model has enabled us to maintain healthy gross margins and a strong balance sheet, even during this challenging environment. We will keep our focus on managing our expenses while growing our revenue, and remain confident in the long-term prospects of this industry. Cutera is looking forward to its planned launch of Pearl Fractional, as well as more new products in the coming quarters.”

Conference Call:

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PDT (5:00 p.m. EDT) on August 4, 2008. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera’s website at www.cutera.com, and will be archived online within one hour of its completion and continue through 8:59 p.m. PDT (11:59 p.m. EDT) on August 18, 2008. In addition, you may call 1-800-762-8779 to listen to the live broadcast. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Chief Financial Officer.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s ability to grow its business and manage expenses, expectations regarding new products and applications, plans to improve the performance of its worldwide sales and distribution network and outlook regarding long-term prospects are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera’s business and cause its financial results to differ materially from those contained in the forward-looking statements include its ability to increase revenue, manage expenses and improve sales productivity and performance worldwide; its ability to successfully develop and acquire new products and applications and market them to both its installed based and new customers; the length of the sales cycle process; unforeseen events and circumstances relating to its operations; government regulatory actions; general economic conditions; and those other factors described in the section entitled, “Risk Factors,” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on August 4, 2008. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera’s second quarter June 30, 2008 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$20,464	$11,054
Marketable investments	75,872	88,510
Accounts receivable, net	9,157	10,692
Inventories	8,609	7,533
Deferred tax asset	7,899	8,058
Other current assets	2,137	1,955

Total current assets	124,138	127,802
Property and equipment, net	1,232	1,361
Long term investments	11,478	7,429
Intangibles, net	1,126	1,227
Deferred tax asset, net of current portion	1,021	834

Total assets	$138,995	$138,653

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,914	$2,350
Accrued liabilities	11,664	13,587
Deferred revenue	5,943	4,971

Total current liabilities	19,521	20,908
Deferred rent	1,676	1,639
Deferred revenue, net of current portion	5,891	5,593
Income tax liability	1,558	1,160

Total liabilities	28,646	29,300

Stockholders’ equity:
Common stock	13	13
Additional paid-in capital	77,737	74,871
Retained earnings	34,398	34,279
Accumulated other comprehensive income (loss)	(1,799)	190

Total stockholders’ equity	110,349	109,353

Total liabilities and stockholders’ equity	$138,995	$138,653

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenue	$24,754	$23,873	$46,372	$47,130
Cost of revenue	9,271	7,910	17,490	15,691

Gross profit	15,483	15,963	28,882	31,439

Operating expenses:
Sales and marketing	10,361	9,190	20,710	18,253
Research and development	2,004	1,923	3,789	3,671
General and administrative	3,023	2,900	5,964	5,918

Total operating expenses	15,388	14,013	30,463	27,842

Income (loss) from operations	95	1,950	(1,581)	3,597
Interest and other income, net	857	1,108	1,758	2,110

Income before income taxes	952	3,058	177	5,707
Provision for income taxes	291	1,024	58	1,918

Net income	$661	$2,034	$119	$3,789

Net income per share:
Basic	$0.05	$0.15	$0.01	$0.28

Diluted	$0.05	$0.14	$0.01	$0.26

Weighted-average number of shares used in per share calculations:
Basic	12,764	13,610	12,753	13,413

Diluted	13,465	14,666	13,457	14,655

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$661	$2,034	$119	$3,789
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	1,327	1,446	2,657	2,788
Tax benefit (shortfall) related to employee stock options	(51)	787	(51)	1,497
Excess tax benefit related to stock-based compensation expense	—	(545)	—	(833)
Depreciation and amortization	228	228	451	454
Change in deferred tax asset/liability	(13)	124	(28)	184
Other	30	73	106	153
Changes in assets and liabilities:
Accounts receivable	(897)	(596)	1,446	378
Inventories	758	(367)	(1,093)	(1,681)
Other current assets	288	673	48	(113)
Accounts payable	(504)	34	(436)	(285)
Accrued liabilities	1,160	798	(1,923)	(807)
Deferred rent	3	53	37	107
Deferred revenue	482	984	1,270	1,184
Income tax liability	39	(30)	398	(56)

Net cash provided by operating activities	3,511	5,696	3,001	6,759

Cash flows from investing activities:
Acquisition of property and equipment	(35)	(417)	(221)	(758)
Acquisition of intangibles	—	—	—	(20)
Proceeds from sales of marketable investments	3,835	3,520	41,195	18,669
Proceeds from maturities of marketable investments	7,108	9,623	9,670	17,253
Purchase of marketable investments	(32,290)	(23,838)	(44,495)	(44,682)

Net cash provided by (used in) investing activities	(21,382)	(11,112)	6,149	(9,538)

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	225	922	260	3,073
Repurchase of common stock	—	(2,516)	—	(2,516)
Excess tax benefit related to stock-based compensation expense	—	545	—	833

Net cash provided by (used in) financing activities	225	(1,049)	260	1,390

Net increase (decrease) in cash and cash equivalents	(17,646)	(6,465)	9,410	(1,389)
Cash and cash equivalents at beginning of period	38,110	16,876	11,054	11,800

Cash and cash equivalents at end of period	$20,464	$10,411	$20,464	$10,411

CUTERA, INC.

CONSOLIDATED REVENUE HIGHLIGHTS

(in thousands, except percentage data)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Revenue By Geography:
United States	$12,383	$15,124	-18%	$24,768	$30,970	-20%
International	12,371	8,749	+41%	21,604	16,160	+34%

	$24,754	$23,873	+4%	$46,372	$47,130	-2%

Revenue By Product Category:
Products	$18,364	$17,694	+4%	$33,690	$36,011	-6%
Product upgrades	2,154	2,897	-26%	4,385	4,819	-9%
Service	2,686	2,060	+30%	5,391	3,976	+36%
Titan refills	1,550	1,222	+27%	2,906	2,324	+25%

	$24,754	$23,873	+4%	$46,372	$47,130	-2%